Exhibit 99.1

Investcorp India Acquisition Corp Announces Pricing of $225,000,000 Initial Public Offering

NEW YORK – May 9, 2022 – Investcorp India Acquisition Corp (NASDAQ: IVCAU) (the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“NASDAQ”) and are expected to trade under the ticker symbol “IVCAU” beginning on May 10, 2022.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares and warrants are expected to be traded on NASDAQ under the symbols “IVCA” and “IVCAW,” respectively.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue a business combination target in any business, industry or geographical location, it intends to focus its search for a target located in India in industries the Company expects to have a high-potential for growth and for generating strong returns for its shareholders.

Credit Suisse Securities (USA) LLC is the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC: 6933 Louis Stephens Drive, Morrisville, NC, 27560, Attn: Prospectus Department or by e–mail at usa.prospectus@credit-suisse.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2022. The offering is expected to close on May 12, 2022, subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof and with respect to any business combination or acquisition opportunity. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA CONTACT:

Brian Ruby, ICR, brian.ruby@icrinc.com